EXHIBIT 99.1

PRESS RELEASE

                                                            Contact Information:
                          Robert Balletto, President and Chief Executive Officer
                                                        Georgetown Bancorp, Inc.
                                                                    978-352-8600
                                                      rballetto@georgetownsb.com

                            Georgetown Bancorp, Inc.
        Reports June 30, 2006 Results and Announces Stock Repurchase Plan

         GEORGETOWN, MASSACHUSETTS, August 2, 2006 -
         Georgetown Bancorp, Inc. (OTCBB: GTWN ) (the "Company"), holding company for Georgetown Savings Bank (the "Bank"), reported a net loss for the three months ended June 30, 2006 of $291,000 or $.11 per basic and diluted share versus a net loss of $149,000 or $.06 per basic and diluted share for the three months ended June 30, 2005. The net loss for the year ended June 30, 2006 was $380,000 or $.14 per basic and diluted share versus net income of $228,000 for the year ended June 30, 2005. Earnings per share data is not presented for the year ended June 30, 2005, as shares were not issued until January 5, 2005. The Company also announced that its Board of Directors has authorized a stock repurchase program pursuant to which the Company intends to repurchase up to 5% of its issued and outstanding shares, or up to 138,862 shares. The authorized share repurchases represent approximately 11.1% of the Company's publicly traded shares.

         Robert E. Balletto, President and Chief Executive Officer, said, "The current interest rate environment continued to negatively affect the Company's profitability. Improvement in the interest margin is predicated on the Bank's continued focus on commercial banking and retail core deposit account acquisition. Fee income is expected to be bolstered by our Overdraft Privilege Program, which was launched in April. The increase in non-interest expenses in fiscal 2007 is expected to be more normalized, as compared to the fiscal 2006 increase, which reflected several initiatives that positioned the Company for future success."

         Commenting on the stock repurchase program, Mr. Balletto said, "We remain optimistic about our long-term strategy for profitable growth, resulting in increased shareholder value. Given our outlook, we believe our common stock is a compelling value at current trading prices and we believe the deployment of some of the Company's capital into this investment is warranted."

         Net interest income decreased $255,000, or 21.8% to $913,000 for the three months ended June 30, 2006, from $1.2 million for the same period in 2005. This decrease in net interest income was primarily a result of the decrease in net interest margin to 2.32% during the three months ended June 30, 2006, from 3.18% for the same period in 2005. The 2006 quarterly results do not include a quarterly dividend on the Company's FHLB stock, which totalled $26,000 in the same quarter of 2005, due to a timing change of when the dividend is declared. Net interest income decreased $347,000, or 7.9% to $4.0 million for the year ended June 30, 2006, from $4.4 million for the same period in 2005. This decrease in net interest income was a result of a decrease in net interest margin to 2.63% during the year ended June 30, 2006, from 3.11% for the same period in 2005, partially offset by the $4.6 million, or 26.9%, increase in net average interest-earning assets to $21.6 million for the year ended June 30, 2006, from $17.0 million during the same period in 2005.

         The provision for loan losses for the three months ended June 30, 2006 was $50,000 compared to a provision of $48,000 for the three months ended June 30, 2005. The provision for loan losses for the year ended June 30, 2006 was $108,000 compared to $114,000 for the same period in 2005.

         Non-interest income for the three months ended June 30, 2006 was $104,000, which was unchanged from the $104,000 for the three months ended June 30, 2005. Included in the non-interest income for the three months ended June 30, 2006 was a $56,000 loss on the sale of $2.9 million of investment securities, the proceeds of which were used to payoff maturing FHLB advances in an effort to improve future profitability. Non-interest income for the year ended June 30, 2006 was $454,000, compared to $401,000 for the year ended June 30, 2005. The increase was primarily due to income from the Company's investment services program and the recently launched Overdraft Privilege Program.

         Non-interest expense for the three months ended June 30, 2006 decreased $84,000 or 5.7% to $1.4 million, compared to $1.5 million for the same period in 2005. The 2005 quarterly results included an expense of $143,000 resulting from partial prepayment of the Company's ESOP loan and the one-time cost of the core processing system conversion totaling $111,000. The 2006 results reflected additional operating expenses related to the North Andover office and additional marketing expense. Non-interest expense for the year ended June 30, 2006 increased $602,000 or 13.9% to $4.9 million compared to $4.3 million for the same period in 2005. The increase in non-interest expense was primarily due to additional operating expenses related to the North Andover office, an increase in marketing expenses and new expenses associated with being a public company.

         Total assets increased by $9.9 million, or 6.2%, to $168.9 million at June 30, 2006 from $159.0 million at June 30, 2005. Net loans receivable increased $14.0 million, to $128.8 million at June 30, 2006, from $114.8 million at June 30, 2005. Total interest earning assets increased $8.1 million or 5.4% to $158.7 million at June 30, 2006, from $150.6 million at June 30, 2005.

         Total deposits increased $6.2 million or 6.9%, to $96.6 million at June 30, 2006 from $90.3 million at June 30, 2005.

         Total borrowings from the Federal Home Loan Bank increased $4.4 million or 9.4%, to $51.2 million at June 30, 2006 from $46.8 million at June 30, 2005.

         Total stockholders' equity at June 30, 2006 and June 30, 2005 was $18.7 million and $19.3 million, respectively, representing 11.05% and 12.13% of total assets at those dates. The decrease in total stockholders' equity was primarily due to the net loss for the period and the impact of adjusting the market value of available for sale securities due to market interest rate changes.

                            GEORGETOWN BANCORP, INC.
                        STATEMENTS OF FINANCIAL CONDITION
          ------------------------------------------------------------
                                   (unaudited)
                                     ASSETS

                                                                  At             At
                                                               June 30,       June 30,
                                                                 2006           2005
                                                             -----------    -----------
                                                            (In thousands) (In thousands)
Cash and due from banks                                      $     3,257    $     1,887
Short-term investments                                               720          3,191
                                                             -----------    -----------
               Total cash and cash equivalents                     3,977          5,078

Securities available for sale, at fair value                      15,465         16,814
Securities held to maturity, at amortized cost                     9,823         12,380
Federal Home Loan Bank stock, at cost                              2,905          2,526
Loans, net of allowance for loan losses of $1,016,000
    at June 30, 2006 and $882,000 at June 30, 2005               128,778        114,781
Premises and equipment, net                                        5,230          4,885
Accrued interest receivable                                          674            680
Bank-owned life insurance                                          1,211          1,166
Other assets                                                         852            717
                                                             -----------    -----------

               Total assets                                  $   168,915    $   159,027
                                                             ===========    ===========

               LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                     $    96,571    $    90,336
Short-term borrowings                                             22,300         28,350
Long-term Federal Home Loan Bank advances                         28,921         18,468
Securities sold under agreements to repurchase                       762            989
Mortgagors' escrow accounts                                          289            268
Accrued expenses and other liabilities                             1,413          1,331
                                                             -----------    -----------
               Total liabilities                                 150,256        139,742
                                                             -----------    -----------

Commitments and Contingencies                                         --             --

Stockholders' equity:
Preferred stock, $0.10 par value per share:                    1,000,000
shares authorized; none outstanding                                   --             --
Common Stock, $0.10 par value per share: 10,000,000
shares authorized; 2,777,250 shares issued and outstanding           278            278
Additional paid-in capital                                        11,452         11,452
Retained earnings                                                  7,996          8,383
Accumulated other comprehensive loss                                (330)           (17)
Unearned compensation - ESOP                                        (737)          (811)
                                                             -----------    -----------
               Total stockholders' equity                         18,659         19,285
                                                             -----------    -----------

               Total liabilities and stockholders' equity    $   168,915    $   159,027
                                                             ===========    ===========


                                             GEORGETOWN BANCORP, INC.
                                             STATEMENTS OF OPERATIONS
                                 ------------------------------------------------
                                                   (unaudited)

                                                            Three Months Ended               Year Ended
                                                          June 30,       June 30,       June 30,       June 30,
                                                            2006           2005           2006           2005
                                                        -----------    -----------    -----------    -----------
                                                             (Dollars in Thousands except per share data)
Interest and dividend income:
    Loans, including fees                               $     1,746    $     1,567    $     6,650    $     5,871
    Investment interest and dividends                           320            347          1,355          1,139
    Short-term investments                                       22             17            122            119
                                                        -----------    -----------    -----------    -----------
               Total interest and dividend income             2,088          1,931          8,127          7,129
                                                        -----------    -----------    -----------    -----------

Interest expense:
    Deposits                                                    576            370          1,933          1,392
Short-term borrowings                                           256            210          1,084            581
Long-term Federal Home Loan Bank advances                       342            181          1,054            751
    Securities sold under agreements to repurchase                1              2              7              9
                                                        -----------    -----------    -----------    -----------
               Total interest expense                         1,175            763          4,078          2,733
                                                        -----------    -----------    -----------    -----------

Net interest income                                             913          1,168          4,049          4,396
Provision for loan losses                                        50             48            108            114
                                                        -----------    -----------    -----------    -----------
Net interest income, after provision for loan losses            863          1,120          3,941          4,282
                                                        -----------    -----------    -----------    -----------

Non-interest income:
    Customer service fees                                       142             87            439            325
    Loss on sale of securities available for sale               (56)            --            (56)            (2)
    Income from bank-owned life insurance                        12             11             46             45
    Other                                                         6              6             25             33
                                                        -----------    -----------    -----------    -----------
               Total non-interest income                        104            104            454            401
                                                        -----------    -----------    -----------    -----------

Non-interest expenses:
    Salaries and employee benefits                              723            830          2,742          2,342
    Occupancy and equipment expenses                            231            170            808            644
    Data processing expenses                                     79             70            238            288
    Professional fees                                            82             74            356            263
    Advertising expense                                          92             33            228            121
    Other general and administrative expenses                   167            281            576            688
                                                        -----------    -----------    -----------    -----------
               Total non-interest expenses                    1,374          1,458          4,948          4,346
                                                        -----------    -----------    -----------    -----------

(Loss) income before income taxes                              (407)          (234)          (553)           337

Income tax (benefit) expense                                   (116)           (85)          (173)           109
                                                        -----------    -----------    -----------    -----------

Net (loss) income                                       $      (291)   $      (149)   $      (380)   $       228
                                                        ===========    ===========    ===========    ===========

Net loss per share:
Basic and diluted                                       ($     0.11)   ($     0.06)   ($     0.14)           N/A


Basic and diluted weighted average shares outstanding     2,701,751      2,677,477      2,699,231            N/A


About Georgetown Savings Bank
-----------------------------

Founded in 1868, Georgetown Savings Bank, with branches in Georgetown, MA, North Andover, MA and Rowley, MA, serves the financial needs of Essex County and southern New Hampshire residents and businesses. To learn more about Georgetown Savings Bank, visit www.georgetownsb.com or call 978-352-8600.
                    --------------------

Forward-looking statements
--------------------------

This news release may contain certain forward-looking statements, such as statements of the Company's or the Bank's plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as "expects," "subject," "believe," "will," "intends," "will be" or "would." These statements are subject to change based on various important factors (some of which are beyond the Company's or the Bank's control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management's analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

                                       END